Exhibit 99.1

FOR IMMEDIATE RELEASE

One of the nation’s most renowned pain experts, Dr. Edgar Ross, joins JanOne’s Scientific Advisory Board

Ross to play an instrumental role in the development of the company’s strategic plans to bring non-addictive pain medications to market

Las Vegas, Nevada, June 30, 2020 – JanOne Inc. (NASDAQ:JAN), a company focused on finding treatments for conditions that cause severe pain and bringing to market drugs and therapies with nonaddictive pain-relieving properties announced today that Edgar Ross, MD will join the company’s scientific advisory board. Dr. Ross is the current Director of the Pain Management Center at Brigham and Women’s Hospital and associate professor of anesthesia at Harvard Medical School. He brings over 40 years of experience in the medical field and is a highly regarded pain specialist. Among his many accomplishments, Dr. Ross has published over 100 manuscripts on pain management, participated in numerous pain-related clinical trials for some the world’s top pharmaceutical companies, and served as Chairman of Pfizer’s medical and academic partnership on pain.

Tony Isaac, CEO of JanOne, commented, "We are honored to have Dr. Ross join our scientific advisory board. His insight and expertise in pain management and pain medicine will be invaluable to our mission to bring non-addictive pain solutions to market.”

Dr. Ross has been recognized by the American Pain Society for top quality clinical care in pain management and has been named as a top 1% of physicians in the United States by US News and World Report. Most recently, Dr. Ross was recognized as one of Boston’s top doctors in 2020 and marks the fifth time he has received the honor as well as was recently recognized as Castle Connolly’s America’s top doctors for fifth year in a row. In addition to serving as chairman of Pfizer’s partnership on pain, Dr. Ross also has served as a member of the Blue Cross and Blue Shield Opioid Prescribing Policy Committee.

Dr. Ross stated, “I look forward to working with JanOne’s Chief Medical Officer Dr. Amol Soin and Chief Scientific Officer Dr. Tony Giordano as they are both are recognized for their accomplishments in pain management and non-addictive pain medications. I hope my research and clinical experience will accelerate many new and exciting initiatives currently underway at JanOne, most notably to find an alternative to prescription opioids for pain remediation.”

Dr. Ross graduated from Wayne State University School of Medicine in 1980 and is board-certified for anesthesiology and pain management with clinical interest in vascular pain.

Exhibit 99.1

About JanOne

JanOne is a unique NASDAQ-listed company that is focused on bringing medications to market to treat diseases that cause severe pain in an effort to reduce the need for prescriptions opioids often used to treat disease associated pain. The company is also exploring solutions for non-addictive pain medications. The lead candidate is for treating peripheral artery disease (PAD), a condition that affects over 8.5 million Americans, with plans currently underway for phase 2b trials. JanOne is currently dedicated to funding resources toward innovation, technology, and education for PAD and neuropathic pain. The company continues to operate its legacy businesses, ARCA Recycling and GeoTraq, under their current brand names. ARCA Recycling provides turnkey recycling and replacement services for utilities and other sponsors of energy efficiency programs. GeoTraq engages in the development, design and, ultimately, the company expects, sale of Mobile IoT modules. Please visit www.janone.com for additional information.

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Mark Rosenberg

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919-412-7378